Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303•858•8358 F 303•858•8431 gevo.com

Gevo Reports Fourth Quarter 2018 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 p.m. MST

ENGLEWOOD, Colo. – March 27, 2019 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the fourth quarter of 2018 and its outlook for 2019.

2018 Fourth Quarter Financial Highlights

●	Ends the quarter with cash and cash equivalents of $33.7 million

●	Reports revenue of $6.6 million for the quarter

●	Reports loss from operations of ($6.7) million for the quarter

●	Reports non-GAAP cash EBITDA loss[1] of ($4.8) million for the quarter

●	Reports net loss per share of ($0.83) for the quarter

●	Reports non-GAAP adjusted net loss per share[2] of ($0.87) for the quarter

“In February we entered into a long-term, “take-or-pay” agreement with HCS Group in February. We believe this is a game-changing, bankable agreement that is another important step forward to delivering on our promise to address the need for low-carbon fuels while also meeting sustainability requirements for our customers to reduce their carbon footprints. This agreement strengthens our existing partnership with HCS Group that began with a prior agreement signed in 2017. Our technology and our renewable isooctane have been proven in highly demanding niche applications and we now intend to scale substantially in order to produce and sell our renewable isooctane for a variety of high-end fuel and solvent applications. The volume of the off-take in the HCS Group agreement covers a substantial portion of the projected capacity for our build-out of our production facility in Luverne, Minnesota, and the agreement is designed to facilitate debt financing for expansion of our production facility. We plan to focus our immediate attention on entering into additional off-take agreements for the remainder of the projected capacity in order to secure debt financing for the build out of our Luverne facility.”

Recent Highlights

●

As of December 31, 2018, Gevo had cash and cash equivalents of $33.7 million, compared with $11.6 million at December 31, 2017. As of March 27, 2019, we had approximately $35.5 million of cash and cash equivalents.

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

●

Sales of Gevo products increased by 19.4% for the year ended December 31, 2018 compared to the same period in 2017, primarily due to increased production of ethanol and distiller grains and increased sales of renewable hydrocarbons.

●	For the year ended December 31, 2018, net cash used in operating activities was $15.9, compared with $20.7 for the same period in 2017.

●

In February 2019, Gevo entered into a long-term supply agreement for renewable isooctane, worth up to $180 million with HCS Group (the “HCS Supply Agreement”). Gevo will exclusively supply HCS Group its renewable isooctane for sales in high-end applications ranging from high purity solvents to specialty fuels under its Haltermann Carless brand, including mass markets such as large outdoor equipment space (chainsaws, lawn equipment, small engines, leaf blowers, etc.). Gevo’s renewable isooctane is a low-carbon, drop-in blending component for gasoline and has the potential to reduce greenhouse gases by as much as 70 percent, well within the standards established by the EU Renewable Energy Directive. This fits into Gevo’s plan to build out and decarbonize Gevo’s advanced biofuels production facility in Luverne, Minnesota (the “Luverne Facility”).

●	Gevo recently expanded its hydrocarbon production capabilities at South Hampton Resources, Inc. in Silsbee, Texas to approximately 100,000 gallons per year.

●

On January 28, 2019, Gevo announced a breakthrough in the development of renewable isoprene, a key chemical building block for producing rubber and rubber products. This proprietary, catalytic process transforms low-cost commercially available, or even waste by-product, renewable alcohols into renewable isoprene. The isoprene would be expected to compete on price with natural and petroleum-based chemical equivalents while reducing CO2 emissions.

●

On January 22, 2019, Gevo announced another important step to sell advanced biofuels into California. By working with San Francisco International Airport Consortium to Advance Sustainable Aviation Fuel, Gevo signed a Memorandum of Understanding (MOU) with a group of eight airlines and certain fuel producers to work cooperatively on expanding the use of sustainable fuels. The consortium, initially formed in September 2018 is the first of its kind to include fuel suppliers, airlines and airport agencies in a collaborative effort.

●

On January 17, 2019, Gevo supplied Avfuel Corporation with its sustainable and renewable alcohol-to-jet (ATJ) fuel for use at the Business Jets Fuel Green: A Step Toward Sustainability event held at Van Nuys Airport in Southern California. The event demonstrated that renewable jet fuel, including Gevo’s ATJ, can become a mainstream drop-in alternative for today’s general aviation aircraft.

●

On December 6, 2018, Renmatix and Gevo signed a Joint Development Agreement to evaluate the commercial feasibility of creating cellulosic hydrocarbons for global renewable jet fuel and gasoline markets. We believe the combination of Renmatix’s technology with Gevo’s technology could make it possible to use woody feedstocks to produce jet, isooctane, isobutanol, ethanol, and lignin on a commercial basis. Additionally, we expect this collaboration to broaden the potential feedstocks Gevo can use to make its products. There are already several potential developments projects being discussed.

Outlook for 2019

In 2019, Gevo intends to continue to develop the markets for its renewable isooctane, jet fuel and isobutanol products made from isobutanol and ethanol, including the value-added animal feed and protein products. Gevo plans to decarbonize the Luverne Facility which will lower the carbon footprint of the products Gevo produces. The resulting low-carbon ethanol is expected to generate improved margins, the results of which Gevo expects to be realized beginning in 2020, depending on project completion schedules. In addition to establishing the infrastructure to decarbonize the Luverne Facility and improve the profitability of the Luverne Facility, Gevo intends to enter into binding, financeable supply contracts for jet fuel, on-road gasoline with isooctane, and isobutanol. Gevo believes that the combination of these agreements, along with the expected financeable nature of these contracts, will help enable Gevo to finance the build-out the Luverne Facility.

The focus for operational, sales and market development activities in 2019 is expected to be the following:

●	Enter into binding, financeable jet fuel off-take contracts for general business aviation and commercial aviation.
●	Enter into binding, financeable off-take contracts for isooctane for use in on-road gasoline.
●

Continue to develop the oxygenated ethanol free gasoline market using isobutanol, primarily in reformulated gasoline or RFG areas. Gevo plans to increase its distribution network, and add additional regions, broadening its distribution footprint. Gevo intends to use isobutanol in its inventory to develop these sales.

●	Continue to produce jet fuel and isooctane at the production facility at South Hampton Resources, Inc. in Silsbee, Texas using previously inventoried renewable isobutanol as a feedstock.
●

Use the HCS Supply Agreement to obtain financing for and begin construction of a 1.0 million gallons per year (MGPY) isooctane and jet plant to be located at the Luverne Facility. The 1.0 MGPY hydrocarbon plant would increase Gevo’s hydrocarbon production capabilities by a factor of 10 and allow Gevo to better develop the markets for jet fuel and isooctane. As part of the 1.0 MGPY hydrocarbon plant project, Gevo expects to also improve the production assets for isobutanol with the goal of lowering the cost of isobutanol production.

●	Sell approximately 18 million gallons or more of ethanol.
●

Begin selling higher-margin, premium animal feed, protein products, and corn oil which is expected to improve the profitability of the Luverne Facility. The total amount of animal feed product expected to be sold is greater than 50,000 metric tons.

Fourth Quarter 2018 Financial Results

Revenues for the three months ended December 31, 2018 were $6.6 million compared with $6.7 million in the same period in 2017. During the fourth quarter of 2018, revenues derived at the Luverne Facility related to ethanol sales and related products were $6.5 million, a decrease of approximately $0.1 million from the same period in 2017. This was primarily the result of reduced co-product revenues due to lower production volumes combined with the elimination of a lease of our feedstock storage facilities at our Luverne, Minnesota facility effective January 2018.

During the three months ended December 31, 2018, hydrocarbon revenues were $0.1 million compared with $0.05 million in the same period in 2017, primarily as a result of increased customer shipments. Gevo’s hydrocarbon revenues are comprised of sales of alcohol-to-jet fuel, isooctane and isooctene.

Cost of goods sold was $9.7 million for the three months ended December 31, 2018, compared with $9.3 million in the same period in 2017, primarily as a result of increased commodity feedstock prices. Cost of goods sold included approximately $8.1 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended December 31, 2018.

Gross loss was $3.0 million for the three months ended December 31, 2018, versus a $2.7 million gross loss in the same period in 2017.

Research and development expense increased by $0.4 million during the three months ended December 31, 2018, compared with the same period in 2017, due primarily to facility expansion investments at Gevo’s production facility located at South Hampton Resources to increase production of alcohol-to-jet fuel, isooctane and isooctene.

Selling, general and administrative expense increased by $1.1 million during the three months ended December 31, 2018, compared with the same period in 2017, due primarily to an increase in employee-related and consultant expenses.

Loss from operations in the three months ended December 31, 2018 was $6.7 million, compared with a $4.8 million loss from operations in the same period in 2017.

Non-GAAP cash EBITDA loss3 in the three months ended December 31, 2018 was $4.8 million, compared with a $3.1 million non-GAAP cash EBITDA loss in the same period in 2017.

Interest expense in the three months ended December 31, 2018 was $0.7 million, a decrease of $0.1 million as compared to the same period in 2017, primarily due to a decline in outstanding debt as a result of the conversion of an aggregate of $3.7 million of our convertible notes during the year ended December 31, 2018.

During the three months ended December 31, 2018, Gevo also recognized a net non-cash gain of $0.3 million associated with the quarterly mark-to-market valuation of the embedded derivative of our convertible notes at December 31, 2018. During the three months ended December 31, 2018, Gevo incurred a non-cash gain of $0.1 million on changes in the fair value of the derivative warrant liability.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

Gevo incurred a net loss for the three months ended December 31, 2018 of $7.1 million, compared with a net loss of $4.4 million during the same period in 2017. Approximately $0.4 million of the $7.1 million net loss was comprised of the above non-cash losses during the three months ended December 31, 2018. Accordingly, non-GAAP adjusted net loss4 for the three months ended December 31, 2018 was $7.5 million, compared with a non-GAAP adjusted net loss of $5.6 million during the same period in 2017.

Cash at December 31, 2018 was $33.7 million and the total principal face value of outstanding debt was $13.8 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick R. Gruber, Chief Executive Officer, Bradford K. Towne, Chief Accounting Officer, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 47697834.

A replay of the call and webcast will be available two hours after the conference call ends on March 27, 2019. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1(630) 652-3042 (outside the US) and reference the access code 48162014#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. Gevo is focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through Gevo’s technology, Gevo can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals. Learn more at our website: www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, expectations and benefits of Gevo’s agreement with HCS Group GmbH, Gevo’s timing and ability to enter into additional off-take agreements for its products, Gevo’s ability to finance the expansion of the Luverne Facility, Gevo’s strategy, Gevo’s planned activities for 2019, including activities related to operations, sales and marked development activities, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2018, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Consolidated Statements of Operations Information

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue
Ethanol sales and related products, net	$6,539	$6,570	$31,641	$26,279
Hydrocarbon revenue	86	45	1,197	1,029
Grant and other revenue	–	65	25	228
Total revenues	6,625	6,680	32,863	27,536

Cost of goods sold	9,664	9,343	41,568	38,165

Gross loss	(3,039)	(2,663)	(8,705)	(10,629)

Operating expenses
Research and development expense	1,251	864	5,374	5,182
Selling, general and administrative expense	2,425	1,281	8,122	7,471
Total operating expenses	3,676	2,145	13,496	12,653

Loss from operations	(6,715)	(4,808)	(22,201)	(23,282)

Other (expense) income
Interest expense	(741)	(799)	(3,237)	(2,951)
(Loss) on exchange or conversion of debt	–	–	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	–	–	–	(339)
Gain/(Loss) from change in fair value of derivative warrant liability	59	(4)	(2,976)	5,101
Gain from change in fair value of 2020 Notes embedded derivative	297	1,229	2,637	1,751
Other income	(2)	(3)	3	23
Total other expense, net	(387)	423	(5,775)	(1,348)

Net loss	$(7,102)	$(4,385)	$(27,976)	$(24,630)

Net loss per share - basic and diluted	$(0.83)	$(4.06)	$(5.74)	$(30.23)
Weighted-average number of common shares outstanding - basic and diluted	8,578,797	1,080,303	4,876,897	814,797

Gevo, Inc.

Consolidated Balance Sheet Information

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$33,734	$11,553
Accounts receivable	526	1,054
Inventories	3,166	4,362
Prepaid expenses and other current assets	1,284	712
Total current assets	38,710	17,681

Property, plant and equipment, net	67,036	70,369
Deposits and other assets	1,289	803
Total assets	$107,035	$88,853

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,874	$4,011
2020 Notes embedded derivative liability	394	5,224
Derivative warrant liability	22	1,951
Total current liabilities	5,290	11,186

2020 Notes, net	12,554	13,491
2022 Notes, net	–	515
Other long-term liabilities	404	130
Total liabilities	18,248	25,322

Commitments and Contingencies	–	–

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 8,640,583 and 1,090,553 shares issued and outstanding at December 31, 2018 [and ] 2017, respectively.	86	11
Additional paid-in capital	518,027	464,870
Accumulated deficit	(429,326)	(401,350)
Total stockholders' equity	88,787	63,531
Total liabilities and stockholders' equity	$107,035	$88,853

Gevo, Inc.

Consolidated Cash Flow Information

	Three Months Ended December 31,		Year Ended December 31, 2018
	2018	2017	2018	2017
Operating Activities
Net loss	$(7,102)	$(4,386)	$(27,976)	$(24,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	(59)	4	2,976	(5,101)
(Gain) from change in fair value of 2020 Notes embedded derivative	(297)	(1,229)	(2,637)	(1,751)
Loss from the change in fair value of the 2017 Notes	–	–	–	339
Loss from the exchange or conversion of notes	–	–	2,202	4,933
Stock-based compensation	251	98	571	421
Depreciation and amortization	1,617	1,647	6,520	6,641
Non-cash interest expense	400	383	1,707	962
Other non-cash (income) expense	(1)	–	5	–
Changes in operating assets and liabilities:
Accounts receivable	111	189	528	68
Inventories	135	(31)	1,196	(904)
Prepaid expenses and other current assets	(335)	115	(630)	137
Accounts payable, accrued expenses, and long-term liabilities	(417)	(976)	(313)	(1,742)
Net cash used in operating activities	(5,697)	(4,186)	(15,851)	(20,627)

Investing Activities
Acquisitions of property, plant and equipment	(1,300)	(224)	(2,233)	(1,906)
Net cash used in investing activities	(1,300)	(224)	(2,233)	(1,906)

Financing Activities
Payments on secured debt	–	–	–	(9,791)
Debt and equity offering costs	(27)	(24)	(392)	(1,095)
Proceeds from issuance of common stock, net of commissions	2,442	–	39,394	(11,044)
Proceeds from the exercise of warrants	–	1,223	1,263	3,429
Net cash (used in)/provided by financing activities	2,415	1,199	40,265	3,587

Net (decrease) in cash and cash equivalents	(4,582)	(3,211)	22,181	(18,946)

Cash, cash equivalents, and restricted cash
Beginning of period	38,316	14,764	11,553	30,499
End of period	$33,734	$11,553	$33,734	$11,553

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Cash EBITDA:	2018	2017	2018	2017

Loss from operations	$(6,715)	$(4,808)	$(22,201)	$(23,282)
Depreciation and amortization	1,617	1,647	6,520	6,641
Non-cash stock-based compensation	251	98	571	421
Non-GAAP cash EBITDA	$(4,847)	$(3,063)	$(15,110)	$(16,220)

Non-GAAP Adjusted Net Loss:
Net Loss	$(7,102)	$(4,385)	$(27,976)	$(24,630)
(Loss) on exchange of debt	–	–	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	–	–	–	(339)
(Loss)/Gain from change in fair value of derivative warrant liability	59	(4)	(2,976)	5,101
Gain from change in fair value of 2020 Notes embedded derivative	297	1,229	2,637	1,751
Non-GAAP Net (Loss)	$(7,458)	$(5,610)	$(25,435)	$(26,210)
Weighted-average number of common shares outstanding - basic and diluted	8,578,797	1,080,303	4,876,897	814,797
Non-GAAP Adjusted Net Loss per share - basic and diluted	$(0.87)	$(5.19)	$(5.22)	$(32.17)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com